DANNINGER MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE
     For the three month and six month periods ending June 30, 1995 and 1994

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                                  Three Months Ended        Six Months Ended
                                        June 30,                June 30,
                                 ---------------------    ---------------------
                                   1995        1994         1995        1994
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
Weighted average number of
 common shares outstanding....   4,623,143   4,438,412    4,584,440   4,434,878

Shares issuable pursuant to
 stock option plans and stock
 warrants, less shares assumed
 repurchased at the average
 market prices................     291,522           0      291,522           0
                                 ---------   ---------    ---------   ---------

Weighted average shares
 outstanding, including common
 stock equivalents............   4,914,665   4,438,412    4,875,962   4,434,878
                                 ---------   ---------    ---------   ---------
                                 ---------   ---------    ---------   ---------

Net income....................   $   3,000   $(191,000)   $ 157,000   $(160,000)
                                 ---------   ---------    ---------   ---------
                                 ---------   ---------    ---------   ---------

Net income per share:.........   $     .00   $    (.04)   $     .03   $    (.04)
                                 ---------   ---------    ---------   ---------
                                 ---------   ---------    ---------   ---------

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Note:   The application of the higher of quarter-end or year end market prices in calculating fully-diluted earnings per share does not result in a change to the calculation of primary earnings per share.